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EXHIBIT 2.4


                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (this "AGREEMENT") is made and entered into as of March 21, 2005, by and among GENIUS PRODUCTS, INC., a Delaware corporation ("PURCHASER"), AMERICAN VANTAGE COMPANIES, a Nevada corporation ("SELLER"), and CITY NATIONAL BANK, national association (the "ESCROW AGENT"). Purchaser and Seller are sometimes collectively referred to herein as the "PARTIES" and individually as a "PARTY." Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

                              W I T N E S S E T H:

         WHEREAS, Purchaser and Seller, along with subsidiaries of the parties, have entered into that certain Agreement and Plan of Merger, dated as of March 21, 2005 (the "MERGER AGREEMENT"), pursuant to which Purchaser has agreed to acquire American Vantage Media Corporation and its subsidiaries.

         WHEREAS, pursuant to the Merger Agreement and as part of the transactions contemplated thereby, the Parties have agreed to enter into this Agreement and deposit the Escrowed Shares (consisting of 600,000 shares of Purchaser Common Stock) with the Escrow Agent;

         WHEREAS, the parties hereto desire to more specifically set forth their rights and obligations with respect to the Escrowed Shares and the distribution and release thereof; and

         WHEREAS, the execution and delivery of this Agreement is a condition to the Parties' obligations under the Merger Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.       ESTABLISHMENT OF ESCROW.

         Simultaneously with the execution of this Agreement, the following has occurred, all of which is hereby acknowledged by each of the Parties and the Escrow Agent:

         1.1      DEPOSIT OF ESCROWED SHARES.

         Purchaser has issued certificates (the "STOCK CERTIFICATES") for the Escrowed Shares issuable by Purchaser pursuant to Section 1.4 of the Merger Agreement in the name of Seller evidencing the shares of Purchaser Common Stock to be held in escrow in accordance with this Agreement and Purchaser has delivered to the Escrow Agent duly executed in blank stock powers (the "STOCK POWERS") with respect to such Stock Certificates. The Stock Certificates and Stock Powers shall be held by the Escrow Agent in the Escrow Account (as defined below) in accordance with the provisions of this Agreement and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto or Seller.


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         1.2      ESCROW ACCOUNT.

         The Escrow Agent has received the Stock Certificates and Stock Powers and agrees to hold them in a separate and distinct account (the "ESCROW ACCOUNT"), subject to the terms and conditions of this Agreement. The Escrow Agent shall not distribute or release any of the Stock Certificates and Stock Powers except in accordance with the express terms and conditions of this Agreement.

         1.3      ACKNOWLEDGEMENT OF INDEMNIFICATION OBLIGATIONS.

         Seller has agreed to the terms of the Merger Agreement, including, without limitation, the indemnification provisions contained in Article 9 thereof which provide that the Purchaser shall be held harmless and indemnified from and against, and shall be compensated and reimbursed for, any Purchaser Damages incurred, pursuant to the terms of such Article. The Seller, and the Escrow Agent on behalf of Seller, expressly agree that, of the 600,000 Escrowed Shares, (a) 350,000 shares shall be security generally for the indemnification provisions of the Merger Agreement (the "GENERAL ESCROW"), and (b) 250,000 shares shall be security specifically for any Purchaser Damages determined in accordance with the last sentence of Section 9.2 of the Merger Agreement (relating to Section 2.5(f) of the Merger Agreement) (the "SPECIFIC ESCROW"), subject in all cases to the limitations and in the manner provided for in this Agreement. The Stock Certificates and Stock Powers will be subject to release to Seller or Purchaser upon the terms set forth herein.

         1.4      VOTING OF ESCROWED SHARES.

         For so long as any Escrowed Shares remain in the Escrow Account, the Seller hereby covenants and agrees, (i) to be present in person or represented by proxy at all stockholder meetings of Purchaser so that all Escrowed Shares then beneficially owned by such Seller shall be counted for the purpose of determining the presence of a quorum at such meetings, and (ii) to vote, or act by consent with respect to, all Escrowed Shares evidenced by the Stock Certificates then held by the Escrow Agent pursuant to this Agreement, in accordance with the Resale and Voting Agreement.

         1.5      DIVIDENDS, ETC.

         Any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrowed Shares shall not be distributed to Seller, but rather shall be deposited by Purchaser with the Escrow Agent to be held in the Escrow Account. At the time any Escrowed Shares are required to be released from the Escrow Account to any Person pursuant to this Escrow Agreement, any cash, securities or other property previously distributed in respect of or in exchange for such Escrowed Shares shall be released from the Escrow Account to such Person.

         1.6      TRANSFERABILITY.

         The interests of Seller in the Escrow Account and in the Escrowed Shares shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until Purchaser shall have received written notice of such transfer.


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         1.7      FRACTIONAL SHARES.

         No fractional shares of Purchaser Common Stock shall be retained in or released from the Escrow Account pursuant to this Escrow Agreement. In connection with any release of Escrowed Shares from the Escrow Account, any Person who would otherwise be entitled to receive a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock issuable to such Seller) shall be paid by Purchaser in cash, the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average closing price for the five trading days immediately preceding the date of such release, and such fraction of a share shall be returned to Purchaser.

         1.8      VALUATION OF SHARES HELD IN ESCROW.

         For purposes of this Escrow Agreement, "FACE VALUE" means $1.56 per share.

         1.9      SCOPE OF POWERS, DUTIES AND OBLIGATIONS OF THE ESCROW AGENT.

         Subject to the Parties' directions, the Escrow Agent has whatever powers are conferred by law and which are required to discharge its obligations and exercise its rights under this Escrow Agreement, including but not limited to the powers specified in the Section 1.10 below, and the powers and authority granted to the Escrow Agent under other provisions of this Escrow Agreement. The Escrow Agent shall have no duties or obligations except those specifically set forth in this Agreement.

         1.10     POWERS EXERCISABLE BY THE ESCROW AGENT, SUBJECT TO THIS
                  AGREEMENT.

         The Escrow Agent is authorized and empowered to exercise the following powers, subject to the limitations contained in this Agreement:

                  (a) To register any investment held in the Escrow Account in its own name or in the name of a nominee and to hold any investment in bearer form. The books and records of the Escrow Agent shall show that all such investments are part of the Escrow Account. The Escrow Agent shall be liable for all acts of its nominee.

                  (b) To utilize registered securities depositories to hold assets of the Escrow Account, provided however that the Escrow Agent shall not be relieved of any fiduciary responsibility with respect to the assets so held.

                  (c) To employ agents, including public accountants and legal counsel (which may be counsel for Parties), as it shall determine appropriate, and to pay their reasonable expenses and compensation from the Escrow Account;

                  (d) To rely on Parties to defend and litigate, or settle, at their expense, any suit brought against the Escrow Account or any order sought to be satisfied out of the Escrow Account, without duty on the Escrow Agent beyond forwarding related papers to Parties and complying with any final order to the extent of the Escrow Account;


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                  (e) To withhold from taking any action until it receives
proper written notice of an occurrence of an event affecting the Escrow Account;

                  (f) To treat as genuine, sufficient and correct, in form, execution and validity, and as the document it purports to be, and from the party it purports to be from, any notice, instruction, letter, paper, telex or other document purported to be furnished to Escrow Agent by Parties and believed by Escrow Agent to be both genuine and to have been transmitted by the proper party or parties, and Escrow Agent shall have no liability with respect to any action taken or foregone by Escrow Agent in good faith in reliance on such document;

                  (g) To be fully released and discharged from any obligation to perform any further duties imposed upon it with respect to this Escrow following its resignation or removal and the appointment of a successor or the deposit of the Escrow Account under Section 3.3 below; and

                  (h) To be free from any liabilities or change in duties, other than as may be specifically described elsewhere herein, for the action or inaction of a party to this Escrow Agreement, or any other party, or the occurrence or non-occurrence of an event outside of this Escrow.

         1.11     NOTIFICATION OF RIGHTS REGARDING SECURITIES.

         Following receipt of information, the Escrow Agent will notify the Parties of any conversion, redemption, exchange, subscription or other right relating to any securities purchased hereunder of which notice was given after the acquisition of such securities by the Escrow Agent, and the Escrow Agent shall have no obligation to exercise any such right unless it is instructed by the Parties or their Representative in writing to exercise such right, within a reasonable time prior to the expiration of such right.

         1.12     SHAREHOLDER COMMUNICATIONS.

         The Parties directs the Escrow Agent not to disclose to any company requesting shareholder information the name and the address of the Parties or the share position of the securities of the inquiring company in the Escrow Fund.

         1.13     ELECTRONIC AFFIRMATION.

         Notwithstanding any other provision of this Article IV, the Escrow Agent may settle securities trades effected by the Parties through a securities depository that utilizes an institutional delivery system, in which event the Escrow Agent may deliver or receive securities in accordance with appropriate trade reports or statements given to the Escrow Agent by such depository without having received direct communications or instructions from the Parties.


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         1.14     ADDITIONAL INSTRUCTIONS.

         In any matter under this Escrow Agreement in which the Escrow Agent is permitted or required to act upon instructions, the Escrow Agent, where it deems necessary, may request further instructions from the person or entity giving the original instructions, or from the Parties, as the case may be, and may defer any and all action pending receipt thereof.

2.       RELEASE OF ESCROWED SHARES.

         The Escrowed Shares are intended to provide a source of funds and property for the satisfaction of certain amounts which may become payable to Purchaser pursuant to Article 9 of the Merger Agreement prior to the General Distribution Date or Specific Distribution Date (as such terms are defined below) (in either case, a "DISTRIBUTION DATE"). The Escrowed Shares shall only be distributed or released as follows:

         2.1      INDEMNIFICATION CLAIMS.

         At any time and from time to time prior to the applicable Distribution Date, if Purchaser makes a claim for indemnification pursuant to and in accordance with the provisions of Article 9 of the Merger Agreement (an "INDEMNIFICATION CLAIM"), including provisions relating to the Threshold Amount, Purchaser shall deliver to the Escrow Agent and Seller a written notice (an "INDEMNIFICATION NOTICE") setting forth the amount of such claim (to the extent the amount of such claim is known and quantifiable as of such date) and setting forth in reasonable detail the nature and the basis for such claim. Purchaser shall also deliver to the Escrow Agent written proof of delivery to Seller of a copy of such Indemnification Notice (which proof may consist of a photocopy of the facsimile transmission confirmation sheet, registered or certified mail or overnight courier receipt or the signed receipt if delivered by hand). If the Escrow Agent has not received a written objection to such Indemnification Claim from Seller within twenty (20) days following the Escrow Agent's receipt of such proof of delivery to Seller, then on the twenty-first (21st) day following such receipt the Escrow Agent shall, in accordance with the provisions of Section 2.4 below, distribute from the Escrow Account to Purchaser Stock Certificates (along with appropriate Stock Powers) evidencing Escrowed Shares having an aggregate Face Value equal to the amount of such Indemnification Claim as specified in writing by Purchaser. If such Indemnification Claim relates to Purchaser Damages covered by the Specific Escrow (as determined under Section 1.3 above), then the Escrowed Shares shall be first delivered out of the Specific Escrow.

         2.2      DISPUTES.

         If Seller delivers to the Escrow Agent and Purchaser a written objection (a "DISPUTE NOTICE") to any Indemnification Claim or portion thereof within twenty (20) days following the Escrow Agent's receipt of proof of delivery of such Indemnification Notice, then, except as otherwise provided in
Section 2.3 below, the Escrow Agent shall not distribute to Purchaser Stock Certificates evidencing the portion of the Escrowed Shares that is the subject of the Dispute Notice until the Escrow Agent receives either (i) written instructions signed by Seller and Purchaser authorizing the distribution to Purchaser of the portion of the Escrowed Shares that is the subject of the Dispute Notice and providing the Escrow Agent with indemnity reasonably


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satisfactory to the Escrow Agent against any liability, claims or damages resulting from compliance by the Escrow Agent with such instructions, or (ii) a final decision of a court of competent jurisdiction pursuant to the Merger Agreement directing the distribution to Purchaser of Stock Certificates evidencing the portion of the Escrowed Shares that is the subject of the Dispute Notice. Upon receipt of such written instructions or final decision, as the case may be, the Escrow Agent shall distribute to Purchaser Stock Certificates (along with appropriate Stock Powers) evidencing the portion of the Escrowed Shares subject to dispute in accordance with such written instructions or final decision. In the event that Seller is the prevailing party in whole or in part in connection with any such dispute, Stock Certificates (along with appropriate Stock Powers) evidencing the portion of the Escrowed Shares that was the subject of such Dispute Notice and that is not distributed to Purchaser as provided in the immediately preceding sentence shall remain in the Escrow Account and shall be available to satisfy subsequent Indemnification Claims until released as provided in Section 2.5 below. Any Dispute Notice shall describe in reasonable detail the basis for any objection to the matters set forth in the Indemnification Notice and the portion of such Indemnification Claim (if less than all) which is the subject of such Dispute Notice.

         2.3      PARTIAL DISTRIBUTION.

         If any Dispute Notice includes an objection to only a portion of an Indemnification Claim, the Escrow Agent shall promptly distribute to Purchaser from the Escrow Account Stock Certificates (along with appropriate Stock Powers) evidencing Escrowed Shares having an aggregate Face Value equal to that portion of the Indemnification Claim for which there is no objection, as specified in writing by Purchaser; PROVIDED, that no such partial release by the Escrow Agent shall terminate or otherwise prejudice any rights of Purchaser with respect to amounts claimed in any Indemnification Notice which are in excess of the amounts so released.

         2.4      MANNER OF DISTRIBUTIONS.

         All distributions of Stock Certificates evidencing Escrowed Shares shall be made as set forth in this Article 2. Distributions of Stock Certificates evidencing the Escrowed Shares shall be made to an account or accounts designated in writing by Seller or Purchaser, as applicable.

         2.5      RELEASE OF REMAINING ESCROWED SHARES.

                  (a) On the earlier to occur of sixty (60) days after delivery by Purchaser's auditor of an audit report covering Purchaser's fiscal year which includes the Closing Date or April 30, 2006 (the "GENERAL DISTRIBUTION Date"), the Escrow Agent shall release to Seller Stock Certificates (along with appropriate Stock Powers) evidencing the amount of shares in the General Escrow (if any) as of the General Distribution Date, less all Unresolved Claims.

                  (b) On the date which is ninety (90) days after the Effective Date (the "SPECIFIC DISTRIBUTION DATE"), the Escrow Agent shall release to Seller Stock Certificates (along with appropriate Stock Powers) evidencing the amount of shares in the Specific Escrow (if any) as of the Specific Distribution Date, less all Unresolved Claims.


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                  (c) For purposes of this Agreement, the term "UNRESOLVED
CLAIMS" shall mean, as of the applicable Distribution Date, the aggregate amount of all Indemnification Claims made in accordance with Section 1.3 above that are the subject of a Dispute Notice or that are otherwise unsatisfied, including any Indemnification Claims for which an Indemnification Notice has been delivered but for which the twenty (20)-day objection period has not expired as of such date.

                  (d) Promptly upon the Escrow Agent's receipt of a final determination in writing of Seller and Purchaser or a final determination of a court of competent jurisdiction, as the case may be, of any Unresolved Claims that are the subject of a Dispute Notice or upon the expiration of the twenty
(20)-day objection period for any Unresolved Claim for which no Dispute Notice has been delivered, the Escrow Agent shall distribute to Purchaser Stock Certificates (along with appropriate Stock Powers) evidencing such amount of Escrowed Shares to be distributed to Purchaser pursuant to such final determination or Escrowed Shares with an aggregate Face Value equal to the amount of such Unresolved Claim for which no Dispute Notice has been delivered, as the case may be, in each case in accordance with the provisions of Section
2.4 above. After the resolution of all Unresolved Claims pending as of the Distribution Date, any remaining Stock Certificates evidencing Escrowed Shares not distributed to Purchaser pursuant to the terms hereof shall be released promptly thereafter by the Escrow Agent to Seller.

         2.6      TERMINATION.

         This Agreement shall terminate when the entire Escrowed Shares has been released and distributed in accordance with this Article 2. Upon such termination this Agreement shall have no further force and effect, except that the provisions of this Section 2.6 and Articles 3, 4 and 5 and Articles 7 through 18 below shall survive such termination.

3.       CONDITIONS TO ESCROW.

         The Escrow Agent agrees to hold the Escrowed Shares and to perform in accordance with the terms and provisions of this Agreement. The Parties agree that the Escrow Agent shall not assume any responsibility for the failure of the Parties to perform in accordance with the Merger Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions which the Parties hereto agree shall govern and control with respect to the Escrow Agent's rights, duties and liabilities hereunder:

         3.1      LIABILITY.

         The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no additional duties or obligations shall be implied hereunder. In performing its duties under this Agreement, or upon the claimed failure to perform any of its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which may be incurred as a result of the Escrow Agent so acting or failing to so act; PROVIDED, HOWEVER, that the Escrow Agent shall not be relieved from liability for damages arising out of its proven gross negligence or willful misconduct under this Agreement. The Escrow Agent shall in no event incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of legal counsel (which counsel may not also be counsel to any Party) given with respect to any question relating to the duties and responsibilities of the Escrow Agent hereunder or (ii) any action taken or omitted to be taken in reliance upon any instrument delivered to the Escrow Agent and believed by it to


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be genuine and to have been signed or presented by the proper Party or Parties.
The Escrow Agent shall not be bound in any way by any agreement or contract between or among the Parties, whether or not the Escrow Agent has knowledge of any such agreement or contract, including, but not limited to, the Merger Agreement. The Escrow Agent is not a party to, nor is it bound by, nor need it give consideration to the terms or provisions of, any other agreement or undertaking among the Parties or any of them, or between the Parties or any of them and other persons (other than this Agreement), it being the intention of the parties hereto that the Escrow Agent assent to and be obligated to give consideration only to the terms and provisions hereof.

         3.2      RIGHTS IN EVENT OF DISPUTE.

         It is understood and agreed that, in the event of any dispute between the Parties or among them or any other person resulting in adverse claims and demands being made in connection with or for any money or other property involved in or affected by this Agreement, the Escrow Agent shall refuse to comply with such demands or claims, so long as such dispute shall continue. In such event, the Escrow Agent shall make no distribution, release or other disposition of the Stock Certificates evidencing the Escrowed Shares or any portion of the Escrowed Shares. Anything herein to the contrary notwithstanding, the Escrow Agent shall not be or become liable to such Parties or persons or any of them for the failure of the Escrow Agent to comply with such conflicting or adverse demands. The Escrow Agent shall be entitled to continue to refrain and refuse to distribute, release or otherwise dispose of the Stock Certificates evidencing the Escrowed Shares or any part thereof or to otherwise act hereunder, as stated above, unless and until such dispute is resolved in accordance with Section 2.2 of this Agreement. In the event of such a dispute, the Escrow Agent shall have the right, in addition to the rights described above and at the option of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all money, Stock Certificates, Stock Powers and property comprising the Escrowed Shares. Upon such tender, the parties hereto agree that the Escrow Agent shall be discharged from all further duties under this Agreement; PROVIDED, HOWEVER, that such tender shall not deprive the Escrow Agent of its compensation hereunder earned prior to such tender and discharge of the Escrow Agent of its duties hereunder.

         3.3      RESIGNATION OR TERMINATION OF ESCROW AGENT.

         The Escrow Agent shall have the right to resign at any time by giving written notice of such resignation to the Parties and the Parties shall have the right to terminate the services of the Escrow Agent hereunder at any time by giving thirty (30) days' written notice (with such written notice being signed by Purchaser and Seller) of such termination to the Escrow Agent, in each case specifying the effective date of such resignation or termination. Within thirty
(30) days after receiving or delivering the aforesaid notice, as the case may be, the Parties agree to appoint a successor escrow agent to which the Escrow Agent shall distribute the funds and property then held hereunder, less the amount of any fees owing to the Escrow Agent hereunder as of such date. If a successor escrow agent has not been appointed and has not accepted such appointment by the end of such thirty (30)-day period, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent and shall be entitled to tender into the custody of such court all funds and property then held by it hereunder, and the costs, expenses and


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reasonable attorneys' fees which are incurred in connection with any such proceeding shall be paid 50% by Purchaser and 50% by Seller. Thereupon, the Escrow Agent shall be relieved of all further duties and obligations under this Agreement. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder. Except as otherwise agreed to in writing by the Parties, none of the Stock Certificates evidencing the Escrowed Shares, nor Stock Powers, shall be released from the Escrow Account unless and until a successor escrow agent has been appointed in accordance with this Section 3.3.

         3.4      DISCHARGE OF ESCROW AGENT.

         Upon delivery of all of the Escrowed Shares pursuant to the terms of
Article 2 above or to a successor escrow agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder. The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and all final arbitration awards and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.

4.       INDEMNIFICATION.

         The Escrow Agent shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve it in any cost, expense, loss or liability unless security and indemnity, as provided herein, shall be furnished. Purchaser and Seller hereby, jointly and severally, agree to indemnify the Escrow Agent and its officers, directors, employees and agents and save the Escrow Agent and its officers, directors, employees and agents harmless from and against any and all Claims (as defined below) and Agent Losses (as defined below) which may be incurred by the Escrow Agent or any of such officers, directors, employees or agents as a result of Claims asserted by any person against the Escrow Agent or any of such officers, directors, employees or agents as a result of or in connection with its performance as the Escrow Agent under this Agreement. As between Purchaser and Seller, each of Purchaser's and the Seller's obligation to so jointly and severally indemnify and hold harmless the Escrow Agent and its officers, directors, employees and agents shall be limited to one-half (1/2) the amount of the Claim. For the purposes hereof, the term "CLAIM" or "CLAIMS" shall mean all claims, lawsuits, causes of action or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or impleader) the Escrow Agent or any such officer, director, employee or agent, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to or be based upon, in whole or in part: (a) the acts or omissions of any of the Parties, (b) the appointment of the Escrow Agent as escrow agent under this Agreement, or (c) the performance by the Escrow Agent of its duties under this Agreement; and the term "AGENT LOSSES" shall mean losses, costs and expenses and amounts paid in settlement, directly or indirectly resulting from, arising out of or relating to one or more Claims. Upon the written request of the Escrow Agent or any such officer, director, employee or agent (each referred to herein as an "INDEMNIFIED PARTY") Purchaser and/or Seller shall assume the investigation and defense of any Claim, including the employment of counsel reasonably acceptable to the applicable Indemnified Party and the payment of all expenses related thereto and, notwithstanding any such assumption, such Indemnified Party shall have the right, and Purchaser and/or Seller shall pay


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the cost and expense thereof, to employ separate counsel with respect to any such Claim and participate in the investigation and defense thereof in the event that such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or in addition to those available to any Party. Purchaser and Seller hereby agree that the indemnification and protections afforded the Escrow Agent in this Article 4 shall survive the termination of this Agreement, the resignation or removal of the Escrow Agent pursuant to Section 3.3 hereof or the tender by the Escrow Agent of the Escrowed Shares to a court pursuant to Section
3.2 hereof.

5.       ESCROW COSTS.

         The Escrow Agent shall be entitled to be paid a fee for its services pursuant to the Fee Schedule attached hereto. In addition, the Escrow Agent shall be entitled to recover all expenses incurred by it in connection with this Agreement, including but not limited to the reasonable cost and expenses of legal services (including attorneys' fees) in the event the Escrow Agent deems it necessary to retain counsel. All such fees and expenses whenever incurred shall be paid one-half by each of Purchaser and Seller, but if not so paid then out of the Escrowed Shares. The Parties further agree that, in the event any controversy arises under or in connection with this Agreement or the Escrowed Shares or the Escrow Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the Escrowed Shares, the Escrow Agent may withhold from the Escrowed Shares reasonable compensation for the Escrow Agent's extraordinary services and reimbursement of the Escrow Agent's reasonable costs and expenses associated with such controversy or litigation (including reasonable attorneys' fees).

6.       LIMITATIONS ON RIGHTS TO ESCROWED SHARES.

         None of the Parties shall have any right, title or interest in or to, or possession of, the Escrow Account and therefore shall not have the ability to pledge, convey, hypothecate or grant as security all or any portion of the Escrowed Shares unless and until such portion of the Escrowed Shares has been released pursuant to Article 2 above. Accordingly, the Escrow Agent shall be in sole possession of the Escrowed Shares and shall not act as custodian of the Parties under this Agreement for the purposes of perfecting a security interest therein, and no creditor of any of the Parties shall have any right to have or to hold or otherwise attach or seize all or any portion of the Escrowed Shares as collateral for any obligation and shall not be able to obtain a security interest in any of the Escrowed Shares unless and until such portion of the Escrowed Shares has been released pursuant to Article 2 above.

7.       NOTICES.

         All notices, requests or other communications required or permitted hereunder shall be sufficient if in writing and (a) delivered in person against written receipt therefor, or by nationally recognized express delivery or courier service requiring acknowledgment of receipt, (b) sent by facsimile, or
(c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to clause
(b) is also confirmed by the means described in clause (a) or (c)) to such address or facsimile of the party set forth below or to such other place or places as such party from time to time may designate in writing in compliance with the terms hereof. Each such notice, request or other communication shall be


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deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by express delivery or courier service one (1) Business Day after being sent, or if mailed, five (5) Business Days after the date of deposit in the mail. A notice of change of address or facsimile number shall be effective only when done in accordance with this Article 7. The Escrow Agent in its discretion may act upon oral instructions if it believes them to be genuine, but the Escrow Agent shall not be required to do so. If the Escrow Agent requires, all oral instructions are to be promptly confirmed in writing, but the Escrow Agent shall not be liable for any action or any failure to act in accordance with oral instructions, even though it fails to receive written confirmation from the Parties. The Escrow Agent shall be provided with specimen signatures of the authorized representatives of the Parties. The Escrow Agent shall be entitled to rely in good faith upon any instructions signed by any authorized representative of the Parties, and shall incur no liability for following such directions.

         To the Purchaser:            Genius Products, Inc.
                                      740 Lomas Santa Fe, Suite 210
                                      Solana Beach, CA 92075
                                      TELEPHONE: (858) 793-8840
                                      FACSIMILE: (858) 793-8842
                                      ATTENTION:  Trevor Drinkwater

          With copies to:             Morrison & Foerster LLP
                                      555 West Fifth Street, Suite 3500
                                      Los Angeles, CA 90013
                                      TELEPHONE: (213) 892-5200
                                      FACSIMILE:  (213) 892-5454
                                      ATTENTION:  Allen Z. Sussman, Esq.

         To the Seller:               American Vantage Companies
                                      4735 South Durango Drive, suite 105
                                      Las Vegas, Nevada  89147
                                      ATTENTION:  Ronald J. Tassinari
                                      TELEPHONE: (702) 227-9800
                                      FACSIMILE:  (702) 227-8525

         With copies to:              Snow Becker Krauss P.C.
                                      605 Third Avenue, 25th Floor
                                      New York, New York  10158-0125
                                      ATTENTION:  Jack Becker, Esq.
                                      TELEPHONE: (212) 687-3860
                                      FACSIMILE:  (212) 949-7052

         To the Escrow Agent:         City National Bank, national association
                                      Wealth Management Services
                                      Attention: Sue Behning/VP
                                      1950 Avenue of the Stars, 2nd Floor
                                      Los Angeles, CA 90067
                                      TELEPHONE: (310) 282-2921
                                      FACSIMILE: (310) 282-2936

8.       ENTIRE AGREEMENT, AMENDMENTS.

         This Agreement, together with the Merger Agreement (as the same applies solely to the Parties), embodies the entire understanding of the parties hereto with respect to the subject matter hereof and there are no other agreements or understandings, written or oral, in effect between the parties hereto relating to the subject matter hereof, except as specifically referenced herein or in the Merger Agreement. This Agreement, together with the Merger Agreement (as the same applies solely to the Parties) supersedes and terminates all prior discussions, negotiations, understandings, arrangements and agreements by or among the parties hereto relating to the subject matters hereof. This Agreement may be amended, or any provision of this Agreement may be waived, so long as such amendment or waiver is set forth in a writing executed by Purchaser and Seller (a copy of which shall be promptly provided by the Parties to the Escrow Agent); PROVIDED that if any such amendment or waiver would have the effect of increasing or expanding the Escrow Agent's obligations or duties under this Agreement, the written consent of the Escrow Agent shall be required in addition to the written consent of Purchaser and Seller. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.

9.       ASSIGNS AND ASSIGNMENT.

         This Agreement and the provisions hereof shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto; PROVIDED that the Escrow Agent shall not be permitted to assign its obligations hereunder except as provided in Section 3.2 and 3.3 above.

10.      TAXATION OF DIVIDENDS.

         Seller hereby acknowledges that, for federal and state income tax purposes, any dividends or distributions on the Escrowed Shares then evidenced by Stock Certificates held by the Escrow Agent shall be income of the Seller.

11.      NO OTHER THIRD PARTY BENEFICIARIES.

         Neither this Agreement nor any provision hereof, nor any document executed or delivered herewith, shall create any right in favor of or impose any obligation upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

12.      INTERPRETATION.

         The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

13.      NO WAIVER.

         Any failure of any of the parties hereto to comply with any of its obligations or agreements or to fulfill any conditions herein contained may be waived only by a written waiver from the other parties hereto. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder by such party preclude any other or future exercise of that right or any other right hereunder by that party.

14.      SEVERABILITY.

         The parties hereto agree that (a) the provisions of this Agreement shall be severable in the event that for any reason whatsoever the provisions hereof are invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions, but are valid and enforceable, and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

15.      NO STRICT CONSTRUCTION.

         The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any person. The term "including" as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

16.      RELEASES ON NON-BUSINESS DAYS.

         In the event that a release of a portion of the Escrowed Shares hereunder is required to be made on a date that is not a business day, such release may be made on the next succeeding business day with the same force and effect as if made when required.

17.      GOVERNING LAW; SERVICE OF PROCESS.

         ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF CALIFORNIA SHALL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN THOUGH UNDER THAT JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION MAY ORDINARILY APPLY. It is the intention of the parties hereto, HOWEVER, that the SITUS of the Escrowed Shares created hereunder is and shall be administered in the state in which the principal office of the Escrow Agent from time to time acting hereunder is located. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of California, and each of the parties hereto irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each party hereby accepts service of process by U.S. Mail, postage prepaid to the applicable addresses set forth in Article 7.

18.      COUNTERPARTS.

         This Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS.]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

"Purchaser"                             "Escrow Agent"

GENIUS PRODUCTS, INC.                   CITY NATIONAL BANK, NATIONAL ASSOCIATION

By: /S/ TREVOR DRINKWATER               By:
    ----------------------------------      ------------------------------------

Name: TREVOR DRINKWATER                 Name:
      --------------------------------        ----------------------------------

Title: CHIEF EXECUTIVE OFFICER          Title:
       -------------------------------         ---------------------------------


"Seller"

AMERICAN VANTAGE COMPANIES

By: /S/ RONALD J. TASSINARI
    ---------------------------

Name: RONALD J. TASSINARI
      -------------------------

Title: CHIEF EXECUTIVE OFFICER
       ------------------------